Exhibit 1.1	Engagement Letter between PVF Capital Corp. and Stifel Nicolaus & Company, Incorporated
November 6, 2009
PERSONAL AND CONFIDENTIAL
Mr. Robert J. King, Jr.
Chief Executive Officer
PVF Capital Corp.
30000 Aurora Road
Solon, OH 44139
Dear Mr. King:
     This letter agreement (this “Agreement”) is to confirm our understanding of the basis upon which Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is being engaged by PVF Capital Corp. (together with any present and future subsidiaries and affiliates of PVF Capital Corp., the “Company”) to act as the Company’s exclusive financial advisor and to perform the following investment banking services: (a) serving as exclusive financial and marketing advisor to the Company in connection with a proposed rights offering of the Company’s common shares to the Company’s existing shareholders (the “Rights Offering”); (b) serving as exclusive placement agent to the Company in connection with (i) the private placement of any of the common shares of the Company (or rights to purchase such common shares) not subscribed for in the Rights Offering by the Company’s existing shareholders or any standby purchasers; (ii) the private placement or purchase of any of the common shares of the Company (or rights to purchase such common shares) by any standby purchasers, whether as part of the Rights Offering or otherwise; and/or (iii) any other private placement of equity securities of the Company concurrently with or separate from the Rights Offering including, without limitation, a “registered direct”, “wall crossing” or private investment in public equity, or PIPE, offering (any offering described in subsections (i), (ii) and (iii) above are collectively referred to herein as the “Private Placement”), and (c) providing financial advisory services relating to the restructure or repurchase of existing debt instruments or equity securities, including trust preferred securities (the “Trust Preferred Repurchase”).
Stifel, Nicolaus & Company, Incorporated

30100 Chagrin Boulevard, Suite 101 | Pepper Pike, Ohio 44124 | (216) 593-7400 | (216) 595-2434 fax
MEMBER SIPC AND NYSE

PVF Capital Corp.
November 6, 2009

     I. Services of Stifel Nicolaus
     A. Rights Offering
     In the event that the Company desires to pursue a Rights Offering, Stifel Nicolaus will serve as the Company’s exclusive financial and marketing advisor in connection with the Rights Offering pursuant to an agency agreement containing customary representations and warranties from the Company, requiring the delivery of an acceptable “comfort letter” from the Company’s independent certified public accountants and an acceptable legal opinion from the Company’s legal counsel, and providing for indemnification of Stifel Nicolaus for, among other things, any material misstatement or omission in the Registration Statement or the Prospectus pertaining to the Rights Offering or, in the event the indemnification provisions are held to be unenforceable, customary provisions providing for contribution among the parties (the “Agency Agreement”). The Agency Agreement will also contain customary provisions permitting its termination under certain circumstances, including without limitation any material adverse change or any development involving a prospective material adverse change in or affecting the condition of the Company or the earnings, business or management of the Company.
     It is understood that Stifel Nicolaus’ intent to serve as the Company’s exclusive financial and marketing advisor and to enter into the Agency Agreement is subject to, among other matters: (a) satisfaction of Stifel Nicolaus with the Company’s financial position, results of operations, current earnings and prospects; (b) Stifel Nicolaus’ further satisfactory due diligence investigation into the Company’s business; (c) market conditions at the time of the Rights Offering; (d) preparation of the Registration Statement, Prospectus and other appropriate documents related to the Rights Offering satisfactory to Stifel Nicolaus and its legal counsel; (e) compliance with all legal requirements to the satisfaction of Stifel Nicolaus’ legal counsel; and (f) the Company having an authorization and number of outstanding shares of capital stock reasonably satisfactory to Stifel Nicolaus. Without limitation of the foregoing, it is acknowledged and agreed that Stifel Nicolaus shall be under no obligation of any nature whatsoever to the Company unless and until a definitive Agency Agreement in respect of the Rights Offering is executed and delivered by the Company and Stifel Nicolaus.
     B. Private Placement
     In the event that the Company desires to pursue a Private Placement, Stifel Nicolaus will endeavor to obtain one or more commitments for the Private Placement (individually a “Commitment” and collectively the “Commitments”) from one or more financial institutions or other sources (the “Investors”). The major terms of the Private Placement which Stifel Nicolaus will seek to obtain will be deemed acceptable to the Company as evidenced by the Company’s acceptance of a Commitment. During the term of the Agreement, Stifel Nicolaus will perform or cause one or more of its affiliates to perform, and the Company hereby grants

PVF Capital Corp.
November 6, 2009

Stifel Nicolaus and its affiliates the exclusive right and authority to perform, the following services:
     1. Contact and seek to elicit interest from one or more Investors to participate in the Private Placement;
     2. Coordinate inquiries from and assist in the preparation of documents and materials providing such information and analyses as may be requested by Investors;
     3. Advise the Company as to the procedures to obtain a favorable Commitment, and assist the Company in evaluating and negotiating the terms and conditions of any Commitment; and
     4. Assist the Company in closing the Private Placement after a Commitment is procured.
     C. Fairness Opinion
     If requested by the Company’s Board of Directors (the “Board”) or a special committee of the Board (the “Special Committee”), Stifel Nicolaus will provide its opinion (an “Opinion”) to the Board or Special Committee as to the fairness, from a financial point of view, to the Company of the financial terms of the Rights Offering or Private Placement, as applicable. It is understood that an Opinion will be dated as of a date reasonably proximate to the date of the initial filing of the Registration Statement relating to the Rights Offering or the date of a definitive purchase agreement relating to a Private Placement and will be subject to such qualifications and assumptions as Stifel Nicolaus deems necessary or appropriate in its sole professional judgment. It is further understood that, if an Opinion is requested to be included in the Registration Statement or Prospectus relating to the Rights Offering, the offering memorandum relating to the Private Placement, or a proxy statement distributed in connection with a shareholders’ meeting of the Company and Stifel Nicolaus consents to such inclusion, the Opinion will be reproduced in such Registration Statement, Prospectus, offering memorandum or proxy statement in full, and any description of or reference to Stifel Nicolaus or summary of the Opinion in such Registration Statement, Prospectus, offering memorandum or proxy statement will be in a form reasonably acceptable to Stifel Nicolaus and its counsel and consistent with similar descriptions or references in transaction of this type. In rendering an Opinion, Stifel Nicolaus will direct its advice solely to the Board or the Special Committee, as applicable, and such advice will not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any shareholders’ meeting held in connection with the Rights Offering or Private Placement or whether or not such shareholder should exercise any rights received in connection with the Rights Offering, invest in any Private Placement, or vote in favor of any Rights Offering or Private Placement. An Opinion will not be reproduced, summarized, described or referred to without Stifel Nicolaus’ prior written consent.

PVF Capital Corp.
November 6, 2009

     D. Trust Preferred Repurchase
     In its capacity as exclusive financial advisor relating to the restructure or repurchase of existing debt instruments or equity securities, including a Trust Preferred Repurchase, Stifel Nicolaus shall be available for advice, and shall advise the Company with respect to such financial matters as the Company shall from time to time request.
     II. Representations, Warranties, Terms and Conditions
     The Company hereby represents and warrants to, and agrees with, Stifel Nicolaus as follows:
     A. This Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that entering into this Agreement does not require the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on the Company.
     B. Stifel Nicolaus’ services in obtaining the Private Placement are fully performed at the time the Company accepts or otherwise enters into a Commitment and the Private Placement closes (or at the time the Company fails to close, defaults on or abandons the Commitment as further described in Section III (A)).
     C. Stifel Nicolaus is hereby granted the sole and exclusive right and authority to locate Investors and to obtain Commitments during the term of this Agreement. If the Company accepts or otherwise enters into any Commitment during the term of this Agreement or within 12 months after expiration or termination of this Agreement (with any party with whom either the Company or Stifel Nicolaus had contact regarding a Private Placement, Rights Offering or Trust Preferred Repurchase during the term of this Agreement), and the Company closes the Private Placement under such Commitment, whether or not such Private Placement or Commitment was arranged through Stifel Nicolaus (although such closing may occur subsequent to the expiration of this Agreement), the Company expressly agrees that Stifel Nicolaus’ services have been fully performed as outlined herein, and the Company shall pay Stifel Nicolaus compensation as outlined herein. In order that the Company and Stifel Nicolaus can best coordinate efforts to obtain a Commitment satisfactory to the Company, the Company agrees that it will not initiate or engage in any discussions relating to a Private Placement during the term of this Agreement except through Stifel Nicolaus.
     D. The Company will furnish Stifel Nicolaus with all information and material concerning the Company, the Rights Offering, the Private Placement and the

PVF Capital Corp.
November 6, 2009

Trust Preferred Repurchase which Stifel Nicolaus requests in connection with the performance of its obligations hereunder (the “Information”). The Company represents and warrants that, to the best of the Company’s knowledge, all information made available to Stifel Nicolaus by the Company or contained in any offering materials used in connection with the Private Placement, or the Registration Statement or any Prospectus prepared in connection with a Rights Offering, will, at all times during the period of the engagement of Stifel Nicolaus hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Stifel Nicolaus or contained in any offering materials used in connection with the Private Placement, or the Registration Statement or the Prospectus, will have been prepared in good faith and will be based upon assumptions which the Company’s management believes, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder Stifel Nicolaus will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to Stifel Nicolaus by or on behalf of the Company and on publicly available information, and Stifel Nicolaus will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information, and that Stifel Nicolaus will not undertake to make an independent appraisal of any of the assets of the Company. In particular, Stifel Nicolaus will assume and will not independently investigate or verify that the aggregate allowances and reserves for loan losses set forth in the Company’s financial statements are in the aggregate adequate to cover all such losses. Furthermore, Stifel Nicolaus will not make or obtain any independent evaluation, appraisal or physical inspection of any of the Company’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor will Stifel Nicolaus review the loan or credit files of the Company. The Company understands that in rendering services hereunder Stifel Nicolaus does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company and other advisors to the Company as to accounting, legal, tax and other matters relating to the Rights Offering, the Private Placement, the Trust Preferred Repurchase or any other transaction contemplated by this Agreement.
     E. In connection with engagements of the nature covered by this Agreement, it is Stifel Nicolaus’ practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Company agrees to the provisions attached to this Agreement (Attachment A), which provisions are expressly incorporated by reference herein.
     F. The Company shall make or cause to be made state “blue sky” applications in such states and jurisdictions as shall be required by law in connection

PVF Capital Corp.
November 6, 2009

with the Rights Offering and/or Private Placement. It shall be the Company’s obligation to bear all blue sky counsel fees and expenses.
     G. It is understood that the offer and sale of the securities sold in the Private Placement (the “Private Securities”) will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof. The Company will not, directly or indirectly, make any offer or sale of Private Securities or of securities of the same or a similar class as the Private Securities if as a result the offer and sale of Private Securities contemplated hereby would fail to be entitled to the exemption from the registration requirements of the Act provided for in such Section 4(2). As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.
     H. In connection with all offers and sales of the Private Securities the Company will:
     (a) not offer or sell the Private Securities by means of any form of general solicitation or general advertising. The Company will not at any time during the term of this engagement, or for a period of six months following completion of the placement of Private Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the placement of an advertisement or otherwise, without the prior written consent of Stifel Nicolaus;
     (b) not offer or sell the Private Securities to any person who is not an “accredited investor” as defined in Rule 501 under the Act; and
     (c) exercise reasonable care to ensure that the purchasers of the Private Securities are not underwriters within the meaning of Section 2(11) of the Act.
     I. In connection with any Private Placement of Private Securities, the Company will use its reasonable best efforts to file a registration statement with the Securities and Exchange Commission covering the re-sale of the Private Securities within 60 days after the close of the Private Placement.
     J. In connection with a Rights Offering, the Company shall cause each officer and director of the Company to execute a customary lock-up agreement expiring not less than 180 days after the closing of the Rights Offering. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices, the Company shall agree not to issue, offer to sell or sell any shares of its common stock, equity securities or options, warrants or other securities exercisable, convertible or exchangeable for common stock or equity securities (other than any

PVF Capital Corp.
November 6, 2009

rights or other securities issued in connection with the Rights Offering and shares and warrants issued in the Trust Preferred Repurchase) without Stifel Nicolaus’ prior written consent for a period of 180 days after the closing of the Rights Offering.
     III. Compensation/Payment for Services Performed
     In consideration for Stifel Nicolaus’ services hereunder, the Company shall compensate Stifel Nicolaus as follows:
     A. The Company shall pay or cause Stifel Nicolaus to be paid as follows:
     (a) An initial retainer fee of $25,000, payable upon the execution of this Agreement and an additional monthly retainer fee of $25,000 payable on the 30th day of each month during the term of this Agreement, commencing on November 30, 2009. The retainer fees shall be earned when paid and shall be nonrefundable, provided that such fee shall be credited against any fees that may be payable pursuant to subsection III(A)(b) below and further provided that all fees then due and payable to Stifel Nicolaus pursuant to this Agreement have been received by Stifel Nicolaus.
     (b) A placement fee (the “Placement Fee”) equal to: (i) 1.50% (150 basis points) of the aggregate gross dollar amount of rights subscribed for in the Rights Offering by the Company’s existing shareholders pursuant to their basic subscription privileges, plus (ii) 6.00% (600 basis points) of the aggregate gross proceeds of any rights, common shares or other securities sold in any Private Placement or any amounts raised through the exercise of over-subscription privileges in the Rights Offering; provided, however, that the applicable Placement Fee for any rights, shares or other securities purchased by members of the Company’s Board of Directors in connection with the Private Placement shall instead be 1.50% (150 basis points) of the aggregate gross proceeds of the rights, shares or other securities sold to such Directors. The Placement Fee is due and payable to Stifel Nicolaus on the date of the first closing of the applicable transaction. Any selling concession paid to another broker-dealer in connection with the Private Placement or the Rights Offering will be separately agreed to by Stifel Nicolaus and such broker-dealer, and will not result in an additional Placement Fee to the Company.
     (c) An Opinion fee of $100,000, payable upon delivery of Stifel Nicolaus’ Opinion, if such Opinion is requested by the Company. The Opinion fee shall be earned when paid and shall be nonrefundable, even in the event that Stifel Nicolaus is unable to provide its opinion that the financial terms of the Rights Offering or Private Placement, as applicable, are fair, from a financial point of view, to the Company, or if the Company or any other party

PVF Capital Corp.
November 6, 2009

determines not to proceed with the subject Rights Offering or Private Placement.
     (d) A financial advisory fee of $50,000 (the “Financial Advisory Fee”), payable upon execution of this Agreement in connection with the Trust Preferred Repurchase. The Financial Advisory Fee shall be deemed earned when paid and shall be nonrefundable. The Financial Advisory Fee is not negotiable and is not subject to any reduction, set-off, counterclaim or refund for any reason or matter whatsoever.
     (e) If the Placement Fee, any retainer fees, the Opinion fee, if applicable, and/or the Financial Advisory Fee are not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of Stifel Nicolaus’ rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise. The Placement Fee, retainer fees and Opinion fee are not negotiable and are not subject to any reduction, set-off, counterclaim or refund for any reason or matter whatsoever, except as expressly set forth in subsection III(A)(a) above.
     B. The Company understands that an Investor providing the Private Placement financing may be interested in providing other financing for the benefit of the Company. The Company agrees to compensate Stifel Nicolaus in the same manner and in the same percentage as the Placement Fee provided in Section III (A) above of the amount of any financing from the Investor or any affiliate of the Investor which, within 12 months from the expiration or termination date of this Agreement, may be committed to or paid to the Company, or to any other person or entity that currently is or hereafter may be affiliated with, associated with, owned by or owning, or controlled by, controlling or under common control with the Company.
     C. In addition to the fees described in Sections III(A) and III(B) above and the obligation of the Company to pay certain expenses set forth in Sections II(E) and II(F) above, and whether or not any Rights Offering or Private Placement is consummated, the Company will pay all of Stifel Nicolaus’ reasonable out-of-pocket expenses (including, without limitation, expenses related to document and presentation materials, travel, external database and communications services, courier and delivery services, and the fees and expenses of its outside legal counsel) incurred in connection with this engagement. Any such out-of-pocket expenses shall be payable as they are incurred upon request by Stifel Nicolaus. Such expenses shall be documented to the Company’s reasonable satisfaction and shall not exceed $175,000 without the Company’s prior approval. In connection with a Rights Offering, the Company will pay all expenses incurred in connection with the Rights Offering, including the fees and expenses of the Company’s accountants and counsel and fees and expenses incurred in connection with (i) the preparation, printing, filing, mailing and delivery of the

PVF Capital Corp.
November 6, 2009

Registration Statement and Prospectus in its preliminary and final forms and any amendments thereto, including fees payable to the Securities and Exchange Commission and the Financial Industry Regulatory Authority; (ii) if applicable, the listing or qualification of the rights (or underlying securities) for trading on an exchange or on The New York Stock Exchange, Nasdaq Stock Market, or other exchange or quotation system; (iii) the printing and mailing of the Agency Agreement and related documents; (iv) the issuance, transfer and delivery of the rights (or underlying securities) including issue and transfer taxes, if any; (v) the qualification, registration or exemption, if required, of the rights or securities to be offered and sold in the Rights Offering under the securities laws of any states or jurisdictions in which the Company’s shareholders reside, including the costs of preparing, printing and mailing the “Blue Sky” surveys and the fees and disbursements of “Blue Sky” counsel in connection therewith; (vi) the cost of any required due diligence procedures by Stifel Nicolaus; (vii) the Company’s travel in connection with “roadshow” informational meetings and presentations for the brokerage community and institutional investors; (viii) settlement in same day funds, if desired by the Company; and (ix) registrar and transfer agent fees.
     IV. Miscellaneous
     A. The term of this engagement will continue until terminated in the manner provided for in this Section. Either party may terminate Stifel Nicolaus’ engagement hereunder at any time by giving the other party at least 30 days’ prior written notice. Notwithstanding the foregoing, Stifel Nicolaus may terminate this Agreement at any time if (i) it reasonably determines that results from its due diligence review of the Company’s business, management and future prospects are unsatisfactory or (ii) its Private Placement Committee does not approve proceeding with the Rights Offering or Private Placement. The provisions of Sections II(C), II(E), II(I), II(J), III (A), III (B), III (C), IV(B), IV(C), IV(D), IV(F), IV(G) and IV(H) hereof shall survive any expiration or termination of this Agreement.
     B. Stifel Nicolaus is being retained to serve as financial advisor solely to the Company, and it is agreed that the engagement of Stifel Nicolaus is not, and shall not be deemed to be, on behalf of, and is not intended to, and will not, confer rights or benefits upon any shareholder or creditor of the Company or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Stifel Nicolaus or any statements, conduct or advice of Stifel Nicolaus, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Stifel Nicolaus in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of Stifel Nicolaus shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any

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November 6, 2009

purpose, nor shall any public or other references to Stifel Nicolaus (or to such opinions, advice or other assistance) be made without the express prior written consent of Stifel Nicolaus.
     C. Stifel Nicolaus acknowledges that a portion of the Information may contain confidential and proprietary business information concerning the Company. Stifel Nicolaus agrees, except as otherwise required by law, judicial process or regulatory request or demand, to maintain the confidentiality of such Information; provided that such Information may be disclosed to Stifel Nicolaus’ employees, agents and representatives who need to know such Information for the purpose of assisting Stifel Nicolaus in rendering the services contemplated hereunder (it being understood that such persons shall be informed of the confidential nature of the Information and shall be directed to treat such Information confidentially). The confidentiality agreement hereunder shall not apply to Information which: (i) becomes generally available to the public other than as a result of disclosure by Stifel Nicolaus or its representatives; (ii) was available on a nonconfidential basis prior to its disclosure to Stifel Nicolaus; or (iii) becomes available to Stifel Nicolaus on a nonconfidential basis from a source other than the Company or its representatives provided that such source is not known to Stifel Nicolaus to be bound by a confidentiality agreement with the Company or its representatives.
     D. The Company agrees that, following the closing or consummation of the Rights Offering, Private Placement and/or Trust Preferred Repurchase, Stifel Nicolaus has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the subject transaction(s). In addition, the Company agrees to include in any press release or public announcement announcing the Rights Offering, Private Placement or Trust Preferred Repurchase a reference to Stifel Nicolaus’ role in connection with such transaction, provided that the Company will submit a copy of any such press release or public announcement to Stifel Nicolaus for its prior approval, which approval shall not be unreasonably withheld or delayed.
     E. The Company represents and warrants that there are no brokers, representatives or other persons that have an interest in any compensation due to Stifel Nicolaus from any transaction contemplated herein. The Company acknowledges and agrees that Stifel Nicolaus is a full-service securities firm and as such from time-to-time may effect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities of the Company. In addition, the Company has received full disclosure of, and hereby waives, any conflict of interest that may result from Stifel Nicolaus both acting as the Company’s financial advisor in connection with the proposed Rights Offering and Private Placement and rendering the Opinion to the Board or Special Committee in connection with any such Rights Offering or Private Placement.

PVF Capital Corp.
November 6, 2009

     F. The terms and provisions of this Agreement are solely for the benefit of the Company and Stifel Nicolaus and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this Agreement. The Company and Stifel Nicolaus acknowledge and agree that Stifel Nicolaus is acting as an independent contractor, and is not a fiduciary of, nor will its engagement hereunder give rise to fiduciary duties to, the Company, the Board or any Special Committee. This Agreement represents the entire understanding between the Company and Stifel Nicolaus with respect to the Rights Offering, the Private Placement, the Trust Preferred Repurchase and Stifel Nicolaus’ engagement hereunder, and all prior discussions are merged herein. This Agreement may be executed in two or more counterparts (including fax or electronic counterparts), all of which together will be considered a single instrument. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS, AND MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO.
     G. It is understood that Stifel Nicolaus’ obligation under this Agreement is to use its commercially reasonable efforts throughout the period for which it acts as the Company’s exclusive agent as described herein. Stifel Nicolaus’ engagement is not intended to provide the Company or any other person or entity with any assurances that any Rights Offering, Private Placement, Trust Preferred Repurchase or other transaction will be consummated, and in no event will Stifel Nicolaus be obligated to purchase Private Securities or the Company’s common shares or other securities in the Rights Offering or otherwise for its own account or the accounts of its customers.
     H. The parties hereby waive any right to a trial by jury with respect to any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby.

PVF Capital Corp.
November 6, 2009

     If the foregoing correctly sets forth the entire understanding and agreement between Stifel Nicolaus and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.

STIFEL, NICOLAUS & COMPANY, INCORPORATED
By:	/s/ Charles R. Crowley
Charles R. Crowley
Managing Director

AGREED:
PVF CAPITAL CORP.

By:	/s/ Robert J. King, Jr.
Robert J. King, Jr.
Chief Executive Officer

ATTACHMENT A
STIFEL, NICOLAUS & COMPANY, INCORPORATED
INDEMNIFICATION, CONTRIBUTION AND
LIMITATION OF LIABILITY PROVISIONS
(a)	The Company agrees to indemnify and hold harmless Stifel Nicolaus and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel Nicolaus or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Stifel Nicolaus and each such other person or entity being referred to herein as an “Indemnified Person”), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates or (ii) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Company or its affiliates or (B) are otherwise related to or arise out of Stifel Nicolaus’ activities on behalf of the Company. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to the preceding sentence which are finally judicially determined to have resulted solely from such Indemnified Person’s bad faith, gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of such Indemnified Person under this Agreement.

(b)	If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Stifel Nicolaus on the other, but also the relative fault of the Company and Stifel Nicolaus, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Stifel Nicolaus pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Stifel Nicolaus on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value the transaction or proposed transaction bears to (ii) the fees paid to Stifel Nicolaus with respect to such transaction.

(c)	No Indemnified Person shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

(d)	The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Indemnified Persons hereunder from all liability arising out of such claim, action, suit or proceeding.

(e)	To the extent officers or employees of Stifel Nicolaus appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from any transaction or proposed transaction contemplated by this Agreement or Stifel Nicolaus’ engagement hereunder, or in a situation where such appearance, involvement or assistance results from Stifel Nicolaus’ engagement hereunder, the Company will pay Stifel Nicolaus, in addition to the fees set forth above, Stifel Nicolaus’ customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from any transaction or proposed transaction contemplated by this Agreement or Stifel Nicolaus’ engagement hereunder, or in a situation where such appearance, involvement or assistance results from Stifel Nicolaus’ engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

(f)	The Company waives any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of Stifel Nicolaus, and consents to personal jurisdiction, service of process and venue in any court in which any claim covered by the provisions of this Attachment A may be brought against an Indemnified Person.

(g)	The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the expiration or termination of this Agreement and the closing or consummation of any transaction or proposed transaction contemplated by this Agreement.